Exhibit 10.1

AGREEMENT WITH RESPECT TO

SUPPLEMENTAL COMPENSATION AGREEMENT

AMONG MOUNTAIN BANK HOLDING COMPANY,

MT. RAINIER NATIONAL BANK AND SHEILA M. BRUMLEY

This Agreement is made and entered into effective this 3rd day of March, 2005, by and among Mountain Bank Holding Company (the “Company”), Mt. Rainier National Bank (“Bank” or “Employer”) and Sheila M. Brumley (the “Executive”).

Recitals

A.	Effective January 1, 2002, the Company, the Bank and the Executive entered into an Executive Supplemental Compensation Agreement (the “Agreement”).

B.	In connection with the execution of the Agreement, each of the Company, the Bank and the Executive reviewed certain summaries of, and descriptions of the effects of, the Agreement.

C.	Each of the Company, the Bank and the Executive understood and intended that the Agreement be an arrangement that, as described in the recitals to such Agreement, was to “reasonably induce the Executive to remain in the Employer’s employment.”

D.	At the time of the execution of the Agreement, neither the Company, the Bank nor the Executive was aware of a particular provision of the Agreement, the effect of which would be to allow the Executive to voluntarily terminate employment after a five-year period and nonetheless receive certain benefits under the Agreement upon reaching the age of 62.

E.	Such voluntary termination provision is contrary to the intent of the Company, the Bank and the Executive insofar as it does not serve as an incentive to long-term retention of the Executive.

F.	The Company, the Bank and the Executive desire to restate the voluntary termination provisions of the Agreement to reflect the intent of each of them at the time the Agreement was executed, such restatement to be effective for all purposes as of the date of the original execution of the Agreement.

Agreement

NOW,	THEREFORE, the parties agree as follows:

1.	Restatement of Section 5.2 of Agreement. Section 5.2 of the Agreement (“Voluntary Termination by the Executive”), shall be omitted in its entirety and replaced by the following:

If the Executive’s employment is terminated by voluntary resignation prior to the date specified in this Agreement at Paragraph 1.6 which constitutes “Early Retirement Date/ Early Retirement Age,” and such resignation is not subject to the provisions of subparagraph 5.4 regarding Termination on Account of or After a Change in Control, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement.

2.	No Effect on Remainder of Agreement. To the extent that any paragraph, term, or provision of the Agreement is not specifically amended herein, said paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

3.	Effective as of Date of Execution. The Company, the Bank and the Executive expressly agree that the restatement of the Agreement as set forth above is for the purpose of conforming the terms of the Agreement to their respective intents at the time of execution of the Agreement, and shall be deemed to be effective for all purposes as of January 1, 2002.

IN WITNESS HEREOF, Executive, a duly authorized Bank representative, and a duly authorized Company representative have signed this Agreement as of the date above written.

Bank:

Mt. Rainier National Bank

By:	/s/ Steve W. Moergeli
Title:	President and CEO

Company:

By:	/s/ Roy T. Brooks
Title:	President and CEO

Executive:

By:	/s/ Sheila M. Brumley
Title:	Senior Vice President and CFO

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